NSAR ITEM 77C

Van Kampen American Capital Reserve Fund


(a)     A Special Meeting of Shareholders was held on October 25,
        1996.

(b)     The election of Trustees of Van Kampen American Capital
        Reserve Fund (the "Fund") included:

        None

(c)     The following were voted on at the meeting:

        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

                    For  248,643,827     Against  7,488,833


        2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

                    For  234,348,661     Against  9,471,740

        4)     For each AC Fund, to Ratify the Selection of Price
               Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

                    For  253,402,175     Against   3,922,006





                              NSAR ITEM 77C

Van Kampen American Capital Reserve Fund


(a)     A Special Meeting of Shareholders was held on May 28, 1997

(b)     The election of Trustees of Van Kampen American Capital
        Reserve Fund (the "Fund") included:

        J. Miles Branagan, Richard M. DeMartini, Linda Hutton Heagy,
        R. Craig Kennedy, Jack E. Nelson, Jerome L. Robinson, Phillip
        B. Rooney, Fernando Sisto and Wayne W. Whalen

(c)     The following were voted on at the meeting:

        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

                      For  328,563,944     Against  7,083,419

        4)     For each AC Fund, to Ratify the Selection of Price
               Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

                      For  335,448,080     Against  3,047,030